UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 15, 2010
Oil States International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-16337	76-0476605

(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		No.)

Three Allen Center, 333 Clay Street, Suite 4620
Houston, Texas	77002

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (713) 652-0582
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On October 15, 2010, Oil States International, Inc. (the “Company”) and The MAC Services Group Limited (“The MAC”), a leading provider of remote accommodations for the natural resources industry in Australia, entered into a Scheme Implementation Deed (the “Scheme Implementation Deed”) related to a Scheme of Arrangement (the “Scheme of Arrangement”), pursuant to which the Company will acquire all of the ordinary shares of The MAC. Prior to entering into the Scheme Implementation Deed, both the Company and The MAC received unanimous approval for the transaction from their respective boards of directors.
     Under the terms of the Scheme of Arrangement, each shareholder of The MAC will receive A$3.90 per share in cash, representing a premium of 16% to the closing price of A$3.35 per share on October 14, 2010, the last trading price before announcement of the transaction. The Scheme Implementation Deed contains customary representations, warranties, covenants and indemnification provisions. The Company’s acquisition of The MAC is subject to certain conditions precedent, including approvals from the shareholders of The MAC, court approval of the Scheme of Arrangement and other regulatory approvals. There can be no assurance that these closing conditions will be satisfied. The Company expects the transaction to close by the end of the first quarter of 2011.
     In connection with the Scheme of Arrangement, a subsidiary of the Company has entered into a Call Option Agreement (the “Option Agreement”) with Marley Holdings Pty Ltd (“Marley”), as trustee for The Maloney Family Trust, a 52% shareholder in The MAC. Pursuant to the Option Agreement, the Company, in certain circumstances, may exercise an option to purchase a portion of Marley’s holding in The MAC representing 19.9% of the total issued share capital of The MAC.
     The Company intends to fund the acquisition with cash on hand and borrowings available under a new five-year, $900 million senior secured bank facility. The Company entered into a commitment letter with Wells Fargo Bank, N.A. and its affiliates to provide this facility which, subject to final syndication, is expected to consist of revolving credit facilities in both the United States and Canada totaling $600 million, as well as funded term debt in both the United States and Canada totaling $300 million. The funded term debt is repayable over the life of the term debt with a balance due at maturity. The revolving credit facility and funded term debt are expected to have higher interest rates consistent with current market conditions but otherwise have materially similar terms and covenants to the Company’s existing credit facility. The commitment letter is subject to terms and conditions typical for committed, acquisition financing.
     The foregoing description of the Scheme Implementation Deed, Scheme of Arrangement and Option Agreement is qualified in its entirety by reference to the Scheme Implementation Deed, a copy of which is filed herewith as Exhibit 2.1, and Option Agreement, a copy of which is filed herewith as Exhibit 10.1, each of which is incorporated herein by reference.
Item 2.03. Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information included in Item 1.01 of this Form 8-K is incorporated herein by reference.
Item 7.01. Regulation FD Disclosure.
     On October 15, 2010, the Company issued a press release, which announced its expansion into Australia pursuant to the acquisition by the Company of The MAC. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 7.01.
     In accordance with General Instruction B.2 of Form 8-K, the information in Item 7.01 of this report, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (“Exchange Act”) or otherwise subject to the liabilities of that section, nor shall such information, including Exhibit 99.1, be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.
Exhibit

Number	Description of the Exhibit
2.1(a)	Scheme Implementation Deed, dated October 15, 2010, by and between the Company and The MAC Services Group Limited.

10.1(a)	Call Option Agreement, dated October 15, 2010, by and between Marley Holdings Pty Limited and PTI Holding Company 2 Pty Limited.

99.1(b)	Press release, dated October 15, 2010, regarding the acquisition by the Company of The MAC Services Group Limited.

(a)	Filed herewith.

(b)	Furnished herewith.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Oil States International, Inc.
By:	/s/ Bradley J. Dodson
Bradley J. Dodson,
Senior Vice President, Chief Financial Officer and Treasurer

Dated: October 15, 2010

EXHIBIT INDEX

Exhibit
Number	Description of the Exhibit
2.1(a)	Scheme Implementation Deed , dated October 15, 2010, by and between the Company and The MAC Services Group Limited.

10.1(a)	Call Option Agreement, dated October 15, 2010, by and between Marley Holdings Pty Limited and PTI Holding Company 2 Pty Limited.

99.1(b)	Press release, dated October 15, 2010, regarding the acquisition by the Company of The MAC Services Group Limited.

(a)	Filed herewith.

(b)	Furnished herewith.